NVID International, Inc.
                       28870 U.S. Highway 19 North
                       Clearwater, FL   34621

May 26, 2000


U.S. Securities and Exchange Commission
450 5th Street North West
Washington, D.C.  20549



Re:   NVID International, Inc.
      Registration Statement on Form 10-SB12(g)
      File No. 000-30157

To Whom It May Concern:

NVID International, Inc. hereby withdraws the Form-10SB12G filed on March 30, 2000. The file number is 000-30157.

Should you have any questions, please call our Secretary, Michael Redden at (941) 312-9100

Sincerely,


/s/ David Larson
David Larson, President